Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 9th day of January, 2006.

BETWEEN:

OncoGenex Technologies Inc., a Corporation incorporated under the laws of Canada and having an office at Vancouver, British Columbia

(together with any subsidiaries hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

Stephen Anderson, an individual, domiciled at West Vancouver, British Columbia

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS the Company is a biotechnology company engaged in the development of therapeutics for cancer;

AND WHEREAS the Company and the Employee wish to enter into this Employment Agreement under the terms and conditions herein;

AND WHEREAS during the course of the Employee’s employment with the Company, the Employee will be introduced to, have contact with, and his services may be solicited by, one or more of the clients of the Company;

AND WHEREAS the Employee will acquire knowledge, experience and expertise, as well as detailed knowledge of the Company’s confidential customer and supplier lists and information, marketing techniques, price lists, trade secrets and other property which is and shall be the property of the Company, and the disclosure, loss or, unauthorized use of which would substantially harm the business of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1           The term of employment under this Agreement shall commence on January 9, 2006 (the “Effective Date”) and shall be for an indefinite term, subject to termination as provided for in Article 6 hereof. In accordance with the other terms of this Agreement, the

*Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

Employee shall devote himself full-time to his employment duties and responsibilities with the Company.

ARTICLE 2

DUTIES AND RESPONSIBILITIES

2.1           The Employee shall serve the Company as an Employee in the position of Chief Financial Officer and reporting to the President.

2.2           The Employee shall undertake and perform the following duties and responsibilities:

(a)           Provide financial leadership and strategic advice in the development of financial policies, procedures and internal controls in a manner that supports the achievement of the Company’s strategic and operating goals and objectives which includes transformation and maintenance of financial systems required for a reporting issuer;

(b)           Ensure that there is a broad sense of financial discipline applied to all officers and employees;

(c)           Oversee the Company’s financial and budgetary planning process, mentor staff on budgetary process and procedures, and regularly review performance against plan;

(d)           Ensure that appropriate due diligence has been carried out prior to the Company committing to a course of action where the Company is expending funds or committing to a contractual obligation;

(e)           Responsible for tax planning and compliance, cost containment, analysis and development of opportunities regarding acquisitions or divestitures and contract negotiations with suppliers or partners;

(f)            Endorse all financial information as to its completeness, reliability and accuracy submitted to the Board of Directors, any public sector agency, investors and other stakeholders;

(g)           Interpret, analyze and present financial and related information for senior management and/or the Board of Directors, in order to facilitate understanding of issues and options, and to guide appropriate decisions;

(h)           Participate in road shows as a key presenter to investors, analysts and investment bankers;

(i)            Establish and maintain financial model to support Company valuations;

(j)            Establish and maintain sound relationships with investors, financial institutions, auditors and investment bankers;

(k)           Co-lead (with the CEO) negotiations with venture capital investors, financial institutions and/or investment bankers as directed by the CEO and/or Board of Directors;

(l)            Act as the primary Management contact for the audit committee, and ensure audit committee members have necessary and accurate information related to the organisation and the committee’s responsibilities;

(m)          Manage overall corporate governance activities including compliance with securities regulations, shareholder and investment agreements, and other contractual or legislative obligations of the Company;

(n)           Oversee business development activities with particular consideration of strategic fit, financial and contractual obligations of agreements, and impact on financial and human resources of the Company;

(o)           Facilitate a timely due diligence process as necessary to secure additional capital and strategic partnerships;

(p)           Identify and manage business risks and insurance requirements;

(q)           Ensure that direct reports have clearly defined roles, understand personal and corporate priorities, and receive appropriate mentoring to enhance individual performance towards corporate objectives; and

(r)            perform such other duties and responsibilities as may be assigned or vested in him by the Employee’s supervisor from time to time and which are consistent with the duties and responsibilities of a Chief Financial Officer.

2.3           In accordance with the other terms of this Agreement, the Employee agrees during the continuance of his employment, to devote his entire working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company. Prior written consent from the President must be obtained if the Employee wishes to engage in activities with for-profit and charitable or non-profit organizations during normal working hours.

ARTICLE 3
BASE COMPENSATION

3.1           In consideration of the services provided by the Employee hereunder, the Company shall, as of the Effective Date, pay to the Employee an annual base salary in the amount of one hundred eighty thousand dollars ($180,000) as increased from time to time in accordance with Article 3.2 (“Base Salary”), payable semi-monthly or such other manner as may be agreeable to the parties hereto and in compliance with any applicable legislation.

3.2           Such Base Salary shall be reviewed by the Employee’s supervisor and may be further reviewed by the Compensation Committee of the Board every twelve (12) months based on the Employee’s performance, corporate cash flow, achievement of corporate objectives and in accordance with Company policies. Any recommended increase may require approval by the Board. Annual performance reviews will be conducted by the Employee’s supervisor. Annual determination of personal objectives will be conducted by the Employee’s supervisor.

3.3           The Employee shall be eligible to participate in any bonus plans (“Bonus”) offered by the Company to its Employees in accordance with the terms thereof as established by the Board and as amended from time to time. Initially, the Employee shall be eligible for a Bonus of up to 25% of the Base Salary. The Bonus shall be based on annual corporate objectives as established by the Board and annual personal objectives as established by the Employee’s supervisor, each of which shall be communicated to the Employee annually by December 31 in the year preceding the year in which the milestones pertain and attached hereto as Appendix A. At the same time, the allocation of bonus potential between corporate and personal objectives for the upcoming year will be communicated to the Employee.

ARTICLE 4
INCENTIVE COMPENSATION

4.1           The Employee shall participate in the Company’s share option plan (the “Plan”) as determined by the Board of Directors and in accordance with its terms as amended from time to time.

4.2           The exercise of any Options shall at all times be subject to obtaining any applicable regulatory or legal approval.

ARTICLE 5
BENEFITS

5.1           Group Insurance and Pension

The Employee shall be eligible on the Effective Date for any group medical, dental, insurance and pension programs applicable to the Employees of the Company.

5.2           Vacation

The Employee shall be entitled to 20 Business Days (as defined in Article 11.11) of annual paid vacation during each year with vacation entitlement in the first year after the Effective Date accruing monthly from the Effective Date. Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.

5.3           Expenses

The Employee shall be reimbursed for all out-of-pocket expenses incurred on behalf of the Company within 15 days of receipt by the Company of an expense report together with original receipts in respect of such expenses.

ARTICLE 6
TERMINATION OF THIS AGREEMENT

6.1           Notwithstanding any other provisions herein but subject to Article 11.8 hereof, and without prejudice to rights accrued to the Employee to the Date of Termination (as defined herein), this Agreement shall terminate automatically upon the death of the Employee or on the Date of Termination. The “Date of Termination” will be, as applicable, the date the Company terminates the Employee in accordance with Article 6.2, or the date the Company requests the Employee to cease his duties under this Agreement or the Employee resigns for Constructive Dismissal in accordance with

Article 6.5 hereof, or the date the Employee commences his retirement in accordance with Article 6.6 hereof, or the date determined in accordance with Article 6.7 hereof.

6.2           Nothing in this Agreement shall restrict or impair the Company’s right to terminate the employment of the Employee without compensation:

(a)           at any time by notice in writing from the Company to the Employee for just cause, which without limiting the generality of the foregoing, shall include:

(i)            serious misconduct;

(ii)           breach of fiduciary duty;

(iii)          failure to obey the lawful direction of the Employee’s supervisor;

(iv)          fraud;

(v)           theft;

(vi)          willful breach or habitual neglect of significant and material duties the Employee is required to perform; and

(vii)         material breach of a restrictive covenant of this Agreement.

(b)           if the Employee shall become permanently disabled, at any time by notice in writing from the Company to the Employee, provided that such termination does not adversely affect the Employee’s access to long term disability insurance benefits or other health benefits. For purposes of this subsection 6.2 (b), the Employee shall be deemed to be permanently disabled immediately following:

(i)            any period of 365 consecutive days during which he is prevented, notwithstanding reasonable efforts to accommodate the disability, from performing his essential duties as an Employee of the Company for more than 182 days in the aggregate by reason of illness or mental or physical disability; or

(ii)           his being found of unsound mind or incapable of managing his own affairs by the final judgement or order of a court of competent jurisdiction.

6.3           The Employee acknowledges and agrees that, during the first 6 months of employment starting on the Effective Date (the “Probationary Period”), he is employed on a probationary basis. During the Probationary Period, this Agreement may be terminated by the Company on not less than 1 weeks’ notice in writing. The Company may, at its discretion, elect to pay 1 weeks’ salary in lieu of notice. If the Company terminates the employment of the Employee during the Probationary Period, the Date of Termination shall mean the last day on which the Employee works for the Company.

6.4           For the purposes of this Agreement, “Constructive Dismissal” shall be deemed to have occurred only if there exists any material adverse change without the prior written consent of the Employee in the title, position, job function or compensation of the Employee from those current on the Effective Date, taking into consideration normal changes in job functions as the Company grows.

6.5           At any time after the Probationary Period, the Company may terminate the employment of the Employee in accordance with this Article 6.5. In the event employment of the Employee is terminated by the Company for reasons other than for just cause, or the Employee resigns as a result of a Constructive Dismissal, the Employee shall be entitled to the following:

(a)           four (4) weeks notice plus an additional two weeks for each full year of the Employee’s employment at the date such notice is given (the “Severance Period”), to a maximum of twenty-six (26) weeks, or pay in lieu of notice (“Severance”) of an amount determined by multiplying the Employee’s average weekly earnings ((inclusive of Base Salary and Bonus) where such average is calculated over the 104 week period (or such lesser period if the Employee is terminated in accordance with this Article 6.5 less than 2 years from the Effective Date) immediately preceding the Severance Period) by the number of weeks in the Severance Period. The Severance may be paid to the Employee either in a lump sum or by equal weekly, semi-monthly or monthly installments for the duration of the Severance Period, at the Company’s sole discretion;

(b)           any payment to the Employee under this Article 6.5 shall be deemed to include all required termination and/or severance payments pursuant to the provisions of the Employment Standards Act (British Columbia) as amended from time to time; and

(c)           to the extent that such insurance plans permit, continued entitlement under all group medical, dental and insurance plans, excluding short and long term disability plans and pension plan, to which the Employee is entitled at the time of termination of employment; such continuation of benefit entitlement shall be for a period equal to the Severance Period or until the date the Employee becomes employed elsewhere wherein comparable benefits are provided, whichever date comes first. To the extent the continuance of certain benefit plans, excluding short and long term disability, is not permitted, the Company shall pay to the Employee, no later than thirty (30) days after the Date of Termination, an amount equal to ten per cent (10%) of the Employee’s weekly Base Salary in effect immediately prior to the Date of Termination (being the Base Salary divided by 52) multiplied by the number of weeks in the Severance Period.

6.6           This Agreement is terminated, without prejudice to rights accrued to the Employee to the Date of Termination, when the Employee commences his retirement.

6.7           The Employee may, by providing one month notice in writing to the Company (the “Notice Period”), terminate this Agreement and his employment with the Company. In such circumstance, the Company may request that the Employee cease duties prior to the expiry of the Notice Period. The Company shall, in such event, pay to the Employee an amount equal to the difference between what the Employee would have received had the employment of the Employee been continued for the Notice Period and the amount actually paid by the Company to the Employee during the Notice Period. In the event the Employee provides such notice to the Company, the “Date of Termination” shall mean the last day on which the Employee works for the Company.

ARTICLE 7
NON-COMPETITION

7.1           During the term of this Agreement and for six (6) months following the termination of this Agreement, the Employee will not, within Canada, the United States or Europe, without the written consent of the Company:

(a)           own or have any interest directly in, save and except for an interest of less than 5% in a publicly traded company;

(b)           act as an officer, director, agent, employee or consultant of; or

(c)           assist in any way or in any capacity,

any person, firm, association, syndicate, partnership, joint venture, collaboration, corporation or other entity that is engaged in a business that is substantially similar to or that competes with the Business.

7.2           The term “Business” as used in this Agreement means the development and commercialization of the Technology as defined in the Article 10 hereof and such other business plans as approved by the Board from time to time and which are in effect on the Date of Termination of this Agreement.

ARTICLE 8
NON-SOLICITATION

8.1           The Employee will not, for a period of six (6) months from the Date of Termination of this Agreement:

(a)           directly or indirectly, either personally, through an agent or by letters, circulars or advertisements, contact for the purpose of solicitation or actually solicit any person, firm, association, syndicate, joint venture, collaboration, corporation, business entity or crown corporation who/which is or was a customer of the Company on or at any time within the 12 months before the Date of Termination of this Agreement, or who was scheduled to become a customer of the Company within twelve months prior to the Date of Termination of this Agreement;

(b)           induce or attempt to induce any person:

(i)            who was an employee of the Company at the Date of Termination of this Agreement; or

(ii)           who has been, during the twelve months before the Date of Termination, an employee of the Company;

to leave the employ of the Company, whether to join the Employee in a similar enterprise or otherwise; or

(c)           either directly or indirectly, solicit, divert or take away any staff, temporary personnel, trade, or business from the Company, or otherwise compete for accounts or personnel which become known to him through his relationship with the Company and agrees not to influence or attempt to influence any of the Company’s customers, suppliers, or resellers or personnel not to do business with the Company or take any action which may be reasonably foreseen to result in harm to the Company.

ARTICLE 9
CONFIDENTIALITY

Delivery of Records

9.1           Any and all computer code, data, notes, diagrams, reports, notebook pages, memoranda, and like materials, including Confidential Information, as defined in Article 9.3 below, received from or developed for the Company and any copies or excerpts thereof shall remain the property of the Company. Upon the termination of the Employee’s relationship with the Company as established under this Agreement, or at any time during the term hereof at the request of the Company, the Employee shall deliver to the Company all such materials and other property belonging to the Company or developed in connection with the Business.

Confidentiality

9.2           In the course of carrying out and performing his duties and responsibilities to the Company, the Employee shall obtain access to and be entrusted with Confidential Information, as defined in Article 9.3 below, relating to the Business.

9.3           The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of the Company or received by the Company from an outside source which is maintained in confidence by the Company or from any of its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information includes:

(a)           any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, scientific or other formulae,  processes, methods, machines, manufactures, compositions,  procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs, computer code, creative development, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process that relate to the Business, or that result from its marketing, research and/or development activities;

(b)           any information relating to the relationship of the Company with any clients, customers, suppliers, principals, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, contacts or prospects of the Company, including but not limited to client lists;

(c)           any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal or business agreement; and

(d)           any information relating to the present or proposed Business.

9.4           The Employee agrees that the Confidential Information is and will remain the exclusive property of the Company. The Employee also agrees that the Confidential Information:

(a)           constitutes a proprietary right which the Company is entitled to protect; and

(b)           constitutes information and knowledge not generally known to the trade.

9.5           The Employee understands that the Company has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

9.6           For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

9.7           The Employee acknowledges and agrees that any Confidential Information disclosed to the Employee is in the strictest confidence and the Employee agrees to maintain and hold in strict confidence all Confidential Information disclosed to him. The disclosure of any such Confidential Information by the Employee in any form whatsoever except (i) as required in performance by the Employee of his duties hereunder and in furtherance of the best interest of the Company, (ii) as authorized by the President including under a non-disclosure agreement signed by the President, or (iii) as permitted under Article 9.10 of this Agreement, is and shall be considered a fundamental breach of this Agreement and shall entitle the Company to terminate immediately this Agreement without further payment to the Employee.

9.8           Except in accordance with this Article 9, the Employee shall not:

(a)           duplicate, transfer, disclose or use nor allow any other person to duplicate, transfer or disclose any of the Confidential Information; or

(b)           incorporate, in whole or in part, within any domestic or foreign patent application that is not for the benefit of the Company, any proprietary or Confidential Information.

9.9           The Employee will safeguard all Confidential Information to which the Employee has access at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care that he would use to protect his own confidential information.

9.10         The restrictive obligations set forth above shall not apply to the disclosure or use of any Confidential Information which:

(a)           is or later becomes publicly known under circumstances involving no breach of any confidentiality provisions, including this Agreement by the Employee;

(b)           is already known to the Employee outside his work for the Company under this Agreement, at the time of receipt of the Confidential Information;

(c)           is lawfully made available to the Employee by a third party; or

(d)           is required by law to be disclosed but only to the extent of such requirement and the Employee shall immediately notify in writing the President of the Company upon receipt of any request for such disclosure.

9.11         The term “Personal Information” means information about an identifiable individual collected or created by the Company or its employees in relation to the services they perform for the Company, but does not include the name, title, business address, or business telephone number of an employee or consultant of the Company.

9.12         Unless the law otherwise specifies or the Company otherwise directs in writing, the Employee may only collect, create, use and disclose Personal Information that is necessary for the performance of his employment obligations, and must not collect, use or disclose Personal Information about an individual without the consent of the individual to whom the information relates.

9.13         The Employee agrees to protect all Personal Information collected or stored by him by taking reasonable security measures, in accordance with the sensitivity of the information in question, to protect it against unauthorized access by any other party, and from unauthorized collection, use, disclosure, copying, modification or disposal.

9.14         The Employee further agrees to comply with all applicable laws and Company policies and practices that relate to the collection, use, disclosure, storage and disposal of Personal Information.

9.15         The Employee agrees to retain Personal Information until directed by the Company in writing to dispose of it or deliver it as specified in the direction.

9.16         The Employee agrees to immediately rectify, delete or update Personal Information on receiving instructions to this effect from the Company.

9.17         The obligations of the parties under this Personal Information provision will survive the termination of the Agreement.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1         As used in this Article 10, the following words and phrases are defined as follows:

(a)           “UBC Licenses” means the licenses entered into by the University of British Columbia and the Company effective November 1, 2001, September 1, 2002 and April 5, 2005 which define the terms under which the Company has acquired an exclusive license to certain technology.

(b)           “Technology” means all ideas, concepts, business and trade names, trademarks, know-how, trade secrets, inventions, improvements, devices, methods, processes and discoveries, whether patentable or not, and whether or not reduced to writing or other tangible form or to actual or constructive practice which either:  (i) are part of the technology licensed to the Company under the UBC Licenses; or (ii) are otherwise developed or acquired on behalf of or by the Company, including but not limited to the technology licensed to the Company under the agreements with Isis Pharmaceuticals.

10.2         The Employee acknowledges and agrees that the Company is currently engaged in the development and commercialization of the Technology. In consideration of the Employee’s employment by the Company, the Employee hereby transfers and assigns to the Company all intellectual property rights, arising during the term of this Agreement in and to all ideas, know-how, discoveries, inventions, documents or other information relating to the Technology as well as any copyright and other rights in any designs, plans, specifications, documents or other work relating to the Technology.

10.3         The Employee agrees that any and all ideas, discoveries, inventions and improvements (collectively, the “Inventions”) which he may conceive or make during the period of his employment, either alone or jointly with others, whether or not reduced to practice, relating or in any way appertaining to or connected with the Technology shall be the sole and exclusive property of the Company. The Employee will, whenever so requested by the Company, execute any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain letters patent of Canada or foreign countries for said Inventions or for any other reason.

10.4         The Employee further acknowledges and agrees that all copyright and other rights in any designs, plans, specifications, documents or other work (“Work”) he creates during the period of his employment with the Company, whether or not such Work is created in the course of his employment, relating to the Technology or to the Business, shall be the sole and exclusive property of the Company. The Employee hereby assigns all such rights to the Company. The Employee will, whenever so requested by the Company, execute any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain registration of copyright in any Work in Canada or foreign countries.

10.5         The Employee waives all moral rights or author’s rights in any Work he may create during the period of his employment with the Company.

10.6         At the commencement of his employment, and at all times during the term of this Agreement, the Employee will promptly disclose to the Company in writing and in full and enabling detail, all Inventions he has conceived or created, whether in the course of his employment or otherwise, relating to the Business.

10.7         The foregoing obligations shall continue beyond the termination of the term of this Agreement with respect to any and all Inventions or Work conceived or made by the Employee during the term hereof or otherwise assigned by the Employee to the Company and shall be binding on the Employee’s assigns, executors, administrators or other legal representatives.

ARTICLE 11

MISCELLANEOUS

11.1         This Agreement shall be the whole and complete agreement between the parties hereto with respect to the employment of the Employee; it replaces and supersedes any and all previous verbal or written agreements that may have been entered into between the parties hereto. This Agreement may not be amended or modified except by written amendment signed between the parties hereto.

11.2         In the event that any part of this Agreement shall be determined at any time to be invalid, such provisions shall be deemed severable and deleted herefrom and the remainder of this Agreement shall constitute the whole agreement of the parties hereto and shall, except as hereinbefore provided, continue in full force and effect.

11.3         The Employee hereby confirms that he is not a party to any agreement or under any other obligation to anyone, including any former employer, nor does the Employee have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair the Employee’s performance of any obligations hereunder which the Employee has not disclosed in writing to the Company. The Employee acknowledges that the Company is not requesting the Employee disclose any confidential information which the Employee may have obtained from a former employer.

11.4         The Employee acknowledges that a breach by the Employee of any of the covenants contained in Articles 7, 8, 9 and 10 of this Agreement shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

11.5         The Employee acknowledges that the restrictions contained in Articles 7, 8, 9 and 10 are reasonable and valid and the Employee hereby waives all defences to the strict enforcement thereof by the Company.

11.6         The Employee acknowledges that he has had the opportunity to receive independent legal advice regarding the execution of this Agreement and that he understands the contents of this agreement and that he is executing the same voluntarily and without pressure from the Company or anyone on its behalf.

11.7         This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors, heirs, representatives, administrators and the assigns of the Company. The Employee shall not assign or transfer this Agreement or any of his rights or obligations hereunder.

11.8         The provisions of Articles 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

11.9         Any amount payable under this Agreement shall be paid in Canadian currency.

11.10       This Agreement shall be governed by and construed according to the laws of the Province of British Columbia, and both parties hereto hereby agree that the Courts of the Province of British Columbia have exclusive jurisdiction in any dispute, action, cause or action or otherwise that may arise from this Agreement.

11.11       Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)           if to the Company:

400, 1001 West Broadway

Vancouver, British Columbia V6H 4B1

Telephone:            604-736-3678

Facsimile:               604-736-3687

Attention:              the President

(b)           if to the Employee:

Steve Anderson

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or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Article. Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia;

11.12       No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party and approved by the Board in the case of the Company. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

IN WITNESS WHEREOF this Agreement has been executed this 9th day of January, 2006 by the parties hereto.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
/s/ Sandra Thomson	)	/s/ Stephen Anderson
Witness	)	STEPHEN ANDERSON

ONCOGENEX TECHNOLOGIES INC.

/s/ Scott Cormack

APPENDIX A

ONCOGENEX TECHNOLOGIES INC.

Bonus Plan – Milestones

Medium Term (3 Year) Corporate Objectives:

Recognizing that our primary objective, above all else, is to improve the survival and quality of the lives of cancer patients through rapid and efficient development of cancer therapies, and that by doing so all stakeholders will benefit, OncoGenex is striving to achieve the following value-creating milestones before the end of 2008:

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